Exhibit 15(b)
To the Shareholders and Board of Directors
Sysco Corporation
We are aware of the incorporation by reference in the Registration Statements on Form S-3 (333-52897, 333-124166 and 333-126199), Form S-4 (333-30050, 333-53510, 333-50842 and 333-98489) and Form S-8 (33-10906, 2-76096, 33-45804, 33-45820, 333-01259, 333-01255, 333-01257, 333-27405, 333-66987, 333-49840, 333-58276 and 333-122947) of Sysco Corporation of our report dated November 10, 2005 relating to the unaudited consolidated interim financial statements of Sysco Corporation that are included in its Form 10-Q for the quarter ended October 1, 2005.

/s/ Ernst & Young LLP

Houston, Texas
November 10, 2005